Exhibit (h)(3)

GOTTEX TRUST

AMENDMENT TO
FEE WAIVER AND EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS AMENDMENT TO THE FEE WAIVER AND EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (the “Amendment”) is made as of the 29th day of July, 2015, by and between Gottex Trust, a Delaware statutory trust (the “Trust”), on behalf of the Gottex Endowment Strategy Fund (the “Fund”), and Gottex Fund Management Ltd., a Delaware corporation (“Gottex”):

WITNESSETH:

WHEREAS, Gottex serves as the investment adviser of the Fund pursuant to an Investment Advisory Agreement between Gottex and the Trust, on behalf of the Fund, dated November 13, 2013; and

WHEREAS, Gottex and the Trust have entered into a Fee Waiver and Expense Limitation Agreement (the “Current Agreement”), dated November 13, 2013, that will remain in effect through November 12, 2015; and

WHEREAS, Gottex and the Trust have agreed to extend the term of the Current Agreement to July 31, 2016.

NOW, THEREFORE, the parties hereto agree as follows:

1. The term of the Current Agreement is hereby extended until July 31, 2016.

2. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Current Agreement.

3. Except as specifically set forth in this Amendment, all other provisions of the Current Agreement shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

GOTTEX TRUST, on behalf of GOTTEX ENDOWMENT STRATEGY FUND	GOTTEX FUND MANAGEMENT LTD.

By: /s/ William H. Woolverton	By: /s/ Kevin Maloney
Name: William H. Woolverton	Name: Kevin Maloney
Title: President	Title: Senior Managing Director